Exhibit 4.18

CONFORMED COPY

ASSIGNMENT OF SHARE PURCHASE

AGREEMENT AND TAX DEED OF COVENANT

DATED 8TH SEPTEMBER, 2000

BETWEEN

EGGBOROUGH POWER (HOLDINGS) LIMITED

- and -

BARCLAYS BANK PLC

as Security Trustee

ALLEN & OVERY

London

THIS ASSIGNMENT is dated 8th September, 2000 between:

(1)	EGGBOROUGH POWER (HOLDINGS) LIMITED (registered number SC201083) (the “Company”); and

(2)	BARCLAYS BANK PLC (the “Security Trustee”) as agent and trustee for the Finance Parties.

WHEREAS:

(A)	The Company enters into this Assignment in connection with the obligations of the Borrower under the Credit Agreement (which terms are defined below).

(B)	It is intended that this Assignment takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Assignment:

“Act”

means the Law of Property Act 1925.

“Borrower”

means Eggborough Power Limited.

“Credit Agreement”

means the credit agreement dated 13th July, 2000 (as amended and restated on 8th September, 2000) between, among others, the Finance Parties and the Borrower.

“Notice of Assignment”

means the notice of assignment substantially in the form set out in Schedule 1.

“Receipts Account”

means a bank account to be opened in the name of the Security Trustee.

“Receiver”

means a receiver and manager or (if the Security Trustee so specifies in the relevant appointment) a receiver, in either case, appointed under this Assignment.

“Secured Liabilities”

means:

(a)	all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of any of the Obligors or Major Project Parties to the Finance Parties under the Finance Documents; and

(b)	all costs and expenses incurred by the Finance Parties in connection with the enforcement of, or the preservation of, its rights against any of the Obligors or Major Project Parties;

except for any obligation which, if it were so included, would result in this Assignment contravening Sections 151 and 152 of the Companies Act 1985.

“Security Assets”

means all assets of the Company which are the subject of any security created by this Assignment.

“Security Interest”

means any mortgage, pledge, lien, charge, assignment by way of security, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period”

means the period beginning on the date of this Assignment and ending on the date on which the Security Trustee, acting reasonably, is satisfied that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

“Share Purchase Agreement”

means the share purchase agreement dated 16th November, 1999, and entered into between National Power and the Company.

“Tax Deed of Covenant”

means a tax deed of covenant dated 3rd March 2000 between National Power and the Company.

1.2	Construction

(a)	Terms defined in the Credit Agreement or the Account Agreement have, unless expressly defined in this Assignment, the same meaning in this Assignment.

(b)	The provisions of Clause 1 (Construction) of the Credit Agreement apply to this Assignment as though they were set out in full in this Assignment except that references to the Credit Agreement are to be construed as references to this Assignment.

(c)	If the Security Trustee considers that an amount paid by an Obligor or Major Project Party to a Finance Party under a Finance Document is capable of being avoided or set aside on the liquidation or administration of that Obligor or Major Project Party or otherwise, then that amount will not be considered to have been irrevocably paid for the purpose of this Assignment.

(d)	A person who is not a party to this Assignment may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

2.	ASSIGNMENT

(a)	The Company, with full title guarantee and as continuing security for the payment of all the Secured Liabilities by the Borrower, assigns by way of security to the Security Trustee absolutely and, as security for payment of all Secured Liabilities, charges to the Security Trustee by way of first fixed charge:

(i)	all of the Company’s rights, title, interest and benefits under the Share Purchase Agreement and the Tax Deed of Covenant; and

(ii)	in relation to the foregoing, all of the Company’s book and other debts, the proceeds of the same and all other moneys due and owing to the Company and the benefit of all rights, securities and guarantees of any nature enjoyed or held by it.

(b)	The Company shall forthwith give notice of the assignment of its rights, title, interest and benefit in and to the Share Purchase Agreement and the Tax Deed of Covenant by sending notices to National Power substantially in the form of Schedule 1.

(c)	To the extent that any such rights, title, interest and benefit described in paragraph (a) of this Clause 2 is not assignable or capable of assignment, the assignment thereof purported to be effected shall operate on an assignment of any and all damages, compensation remuneration, profit, rent or income which the Company may derive therefrom or be awarded or entitled to in respect thereof.

(d)	Without prejudice to paragraph (a) above, if, pursuant to Clause 5 (Receipts Account), the Company is entitled to withdraw the proceeds or part proceeds of any book and other debts standing to the credit of the Receipts Account and, as a result, those proceeds or part proceeds are in any way released from the fixed charge created pursuant to paragraph (a) above and stand subject to a floating charge, the release will in no way derogate from the subsistence and continuance of the fixed charge on all other outstanding book and other debts of the Company and the proceeds or remaining proceeds of those debts which are assigned and charged in Clause 2(a) and 2(c) above.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and warranties

The Company makes the representations and warranties set out in this Clause 3 to the Security Trustee.

3.2	Powers and Authority

The Company has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Assignment and the transactions contemplated by this Assignment.

3.3	Legal Validity

This Assignment constitutes its valid, legally binding and enforceable obligations.

3.4	Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Assignment have been obtained or effected and are in full force and effect.

3.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Assignment do not and will not:

(a)	conflict with any applicable law or regulation or judicial or official order to which it is subject; or

(b)	conflict with the constitutional documents of the Company; or

(c)	conflict with any document which is binding upon the Company or any asset of the Company.

3.6	Security

This Assignment creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on the liquidation or administration of the Company or otherwise.

3.7	Security Assets

(a)	The Company is the legal and beneficial owner of the Security Assets.

(b)	Each of the Security Assets, and the debt represented by them is free from:

(i)	any Security Interest (other than the Security Interests created by this Assignment); and

(ii)	any interests or claims of third parties.

3.8	Share Purchase Agreement

(a)	Payments by National Power to the Borrower under the Share Purchase Agreement are not subject to rights of set-off or similar rights.

(b)	The Share Purchase Agreement is the legal, valid and binding obligation of it and (so far as it is aware) of each other party to it.

(c)	The Company is not in default of any of its obligations under the Share Purchase Agreement.

(d)	There is no prohibition on assignment in the Share Purchase Agreement and the Company’s entering into this Assignment will not constitute a breach of the Share Purchase Agreement.

3.9	Tax Deed of Covenant

(a)	Payments by National Power to the Borrower under the Tax Deed of Covenant are not subject to rights of set-off or similar rights.

(b)	The Tax Deed of Covenant is the legal, valid and binding obligation of it and (so far as it is aware) of each other party to it.

(c)	The Company is not in default of any of its obligations under the Tax Deed of Covenant.

(d)	There is no prohibition on assignment in the Tax Deed of Covenant and the Company’s entering into this Assignment will not constitute a breach of the Tax Deed of Covenant.

3.10	Times for making representations and warranties

The representations and warranties set out in this Clause 3 are made on the date of this Assignment and are deemed to be repeated by the Company on each date during the Security Period with reference to the facts and circumstances then existing.

4.	GENERAL UNDERTAKINGS

4.1	Duration

The undertakings in this Clause 4 remain in force throughout the Security Period.

4.2	Security Assets

(a)	Subject to subparagraph (b) below, the Company shall deliver to, and deposit with, the Security Trustee, or as the Security Trustee may direct, all certificates and other documents evidencing or relating to the Security Assets.

(b)	The Company shall if a Default is continuing:

(i)	get in and realise the Company’s debts and other moneys receivable by it under the Share Purchase Agreement and the Tax Deed of Covenant and hold the proceeds of the getting in and realisation (until payment into the Receipts Account if required in accordance with paragraph (ii) below) upon trust for the Security Trustee; and

(ii)	save to the extent that the Security Trustee otherwise agrees, pay the proceeds of the getting in and realisation into the Receipts Account.

(c)	The Company authorises the Security Trustee to:

(i)	complete, execute and serve any demands, notices and certificates as it considers appropriate including, without limitation, all Notices of Assignment; and

(ii)	in the case of negotiable instruments, endorse all documents necessary to constitute the Security Trustee the holder of the documents.

4.3	The Share Purchase Agreement and Tax Deed of Covenant

(a)	The Company shall not amend or waive any provision of or terminate the Share Purchase Agreement or the Tax Deed of Covenant without the prior written consent of the Security Trustee and shall duly and promptly perform its obligations and diligently pursue its rights under the Share Purchase Agreement and the Tax Deed of Covenant.

(b)	The Company shall supply the Security Trustee and any Receiver with copies of the Share Purchase Agreement and the Tax Deed of Covenant and information and documentation relating to the Share Purchase Agreement and the Tax Deed of Covenant requested by the Security Trustee or any Receiver.

(c)	The Company shall use its reasonable endeavours to procure that National Power will perform all its obligations under the Share Purchase Agreement and the Tax Deed of Covenant in accordance with its terms.

(d)	The Company shall not take any action which would reasonably be likely to jeopardise the existence, enforceability or collectability of the Security Assets.

4.4	Restrictions on dealing

The Company shall not:

(a)	create or permit to subsist any Security Interest on any Security Asset other than the Security Interests created by this Assignment; or

(b)	sell, transfer, grant, or lease or otherwise dispose of any Security Asset.

5.	RECEIPTS ACCOUNT

5.1	Interest

Amounts standing to the credit of the Receipts Account shall bear interest at a rate considered by the Security Trustee to be a fair market rate.

5.2	Withdrawals

(a)	Except with the prior consent of the Security Trustee, the Company shall not withdraw any moneys standing to the credit of the Receipts Account.

(b)	The Security Trustee (or a Receiver) may (subject to the payment of any claims having priority to this security) withdraw amounts standing to the credit of the Receipts Account to meet an amount due and payable under the Finance Documents.

6.	WHEN SECURITY BECOMES ENFORCEABLE

The security constituted by this Assignment shall become immediately enforceable upon the occurrence and continuance of an Event of Default and the power of sale and other powers conferred by Section 101 of the Act, as varied or amended by this Assignment, shall be immediately exercisable upon and at any time after the occurrence and continuance of any Event of Default. After the security constituted by this Assignment has become enforceable, the Security Trustee may in its absolute discretion enforce all or any part of the security in any manner it sees fit.

7.	ENFORCEMENT OF SECURITY

7.1	General

For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Assignment and Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to the security constituted by this Assignment.

7.2	Contingencies

If the Security Trustee enforces the security constituted by this Assignment at a time when no Secured Liabilities amounts are due but at a time when Secured Liabilities may or will become so due, the Security Trustee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account with the Security Trustee or such other bank as may be designated for this purpose by the Security Trustee.

7.3	No liability as mortgagee in possession

Neither the Security Trustee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

7.4	Agent of the Company

Each Receiver is deemed to be the agent of the Company for all purposes and accordingly is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Company alone shall be responsible for its contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and the Bank shall not incur any liability (either to the Company or to any other person) by reason of the Bank making its appointment as a Receiver or for any other reason.

7.5	Privileges

Each Receiver and the Security Trustee is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that Section 103 of the Act does not apply.

7.6	Protection of third parties

No person (including a purchaser) dealing with the Security Trustee or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Liabilities have become payable; or

(b)	whether any power which the Security Trustee or the Receiver is purporting to exercise has become exercisable; or

(c)	whether any Secured Liabilities remain due; or

(d)	how any money paid to the Security Trustee or to the Receiver is to be applied.

7.7	Redemption of prior Mortgages

At any time after the security constituted by this Assignment has become enforceable, the Security Trustee may:

(a)	redeem any prior Security Interest against any Security Asset; and/or

(b)	procure the transfer of that Security Interest to itself; and/or

(c)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed shall be conclusive and binding on the Company.

All principal moneys, interest, costs, charges and expenses of and incidental to any such redemption and/or transfer shall be paid by the Company to the Security Trustee on demand.

8.	RECEIVER

8.1	Appointment of Receiver

At any time after the security constituted by this Assignment becomes enforceable, or if the Company so requests the Security Trustee in writing, at any time, the Security Trustee may without further notice appoint under seal or in writing under its hand any one or more persons to be a Receiver of all or any part of the Security Assets in like manner in every respect as if the Security Trustee had become entitled under the Act to exercise the power of sale conferred under the Act.

8.2	Removal

The Security Trustee may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver):

(a)	remove any Receiver appointed by it; and

(b)	may, whenever it deems it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

8.3	Remuneration

The Security Trustee may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act shall not apply.

8.4	Relationship with Security Trustee

To the fullest extent permitted by law, any right, power or discretion conferred by this Assignment (either expressly or impliedly) upon a Receiver of the Security Assets may after the security created by this Assignment becomes enforceable be exercised by the Security Trustee in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.	POWERS OF RECEIVER

9.1	General

(a)	Each Receiver has, and is entitled to exercise, all of the rights, powers and discretions set out below in this Clause 10 in addition to those conferred by the Act on any receiver appointed under the Act.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Assignment individually and to the exclusion of any other Receivers.

(c)	Each Receiver has all the rights, powers and discretions set out in Schedule 1 to the Insolvency Act, 1986.

(d)	A Receiver who is an administrative receiver of the Company has all the rights, powers and discretions of an administrative receiver under the Insolvency Act 1986.

9.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Assets.

9.3	Carry on business

A Receiver may carry on the business of the Company as it relates to the Security Assets as he thinks fit.

9.4	Employees

A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Assignment upon such terms as to remuneration or otherwise as he may think proper and discharge any such persons appointed by the Company.

9.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to the security constituted by this Assignment or otherwise and generally on any terms and for whatever purpose which he thinks fit. No person lending that money is concerned to enquire as to the propriety or purpose of the exercise of that power or to check the application of any money so raised or borrowed.

9.6	Sale of assets

A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks proper. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit.

9.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Company or relating in any way to any Security Asset.

9.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any Security Asset which may seem to him to be expedient.

9.9	Receipts

A Receiver may give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising any Security Asset.

9.10	Delegation

A Receiver may delegate his powers in accordance with Clause 12 (Delegation).

9.11	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Assignment; and

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of the same,

and may use the name of the Company for any of the above purposes.

10.	APPLICATION OF PROCEEDS

Any moneys received by the Security Trustee after the security constituted by this Assignment has become enforceable shall be applied in the following order of priority (but without prejudice to the right of the Security Trustee to recover any shortfall from the Company):

(a)	in satisfaction of, or provision for, all costs and expenses incurred by the Security Trustee;

(b)	in or towards payment of the Secured Liabilities or such part or them as is then due and payable; and

(c)	in payment of the surplus (if any) to the Company or other person entitled to it.

11.	EXPENSES AND INDEMNITY

The Company shall forthwith on demand pay all costs and expenses (including legal fees) incurred in connection with this Assignment by the Security Trustee, any Receiver, attorney, manager, agent or other person appointed by the Security Trustee under this Assignment, and keep each of them indemnified against any failure or delay in paying the same.

12.	DELEGATION

The Security Trustee and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by them under this Assignment. Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the Security Trustee or such Receiver (as the case may be) may think fit. Neither the Security Trustee nor any Receiver will be in any way liable or responsible to the Company for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate unless caused by the Security Trustee or, as the case may be, the Receiver.

13.	FURTHER ASSURANCES

The Company shall, at its own expense, take whatever action the Security Trustee or a Receiver may require for:

(a)	perfecting or protecting the security intended to be created by this Assignment;

(b)	facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable by the Security Trustee or any Receiver or any of its or their delegates or sub-delegates in respect of any Security Asset after such time as the security constituted by this Assignment shall have become enforceable, including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Security Trustee or to its nominees, and the giving of any notice, order or direction and the making of any registration, which in any such case, the Security Trustee may think expedient.

14.	POWER OF ATTORNEY

The Company, by way of security, irrevocably and severally appoints the Security Trustee, each Receiver and any of their delegates or sub-delegates to be its attorney to take any action which the Company is obliged to take under this Assignment, including under Clause 13 (Further Assurances). The Company ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

15.	WAIVER, REMEDIES CUMULATIVE

The rights of the Security Trustee under this Assignment:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law;

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

16.	MISCELLANEOUS

16.1	Covenant to pay

The Company shall pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents.

16.2	Continuing security

The security constituted by this Assignment is continuing and will extend to the ultimate balance of all the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

16.3	Additional security

The security constituted by this Assignment is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Security Trustee for any Secured Liability.

16.4	Tacking

The Security Trustee agrees on behalf of the Finance Parties that each Finance Party shall perform its obligations under the Credit Agreement (including any obligation to make available further advances).

16.5	No liability on Security Trustee

The Security Trustee is not liable for any loss of any kind (including any loss arising from changes in exchange rates) which may occur as a result of the exercise or purported exercise of, or any delay or neglect to exercise, any of its rights under this Assignment.

16.6	New Accounts

If the Security Trustee receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent charge or other interest affecting any Security Asset and/or the proceeds of sale of any Security Asset, the Security Trustee may open a new account with the Company. If the Security Trustee does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice. As from that time all payments made to the Security Trustee will be credited or be treated as having been credited to the new account and will not operate to reduce any amount for which this Assignment is security.

16.7	Time Deposits

Without prejudice to any right of set-off any Finance Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Company has with any Finance Party at a time within the Security Period when:

(a)	this security has become enforceable; and

(b)	no amount of the Secured Liabilities is due and payable,

that time deposit shall automatically be renewed for any further maturity which that Finance Party considers appropriate.

17.	SEVERABILITY

If any provision of this Assignment is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Assignment; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provisions of this Assignment.

18.	COUNTERPARTS

This Assignment may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment.

19.	RELEASE

Upon the expiry of the Security Period (but not otherwise), the Security Trustee shall:

(a)	at the request and cost of the Company, take whatever action is necessary to re-assign to the Company absolutely the Security Assets not applied by the Security Trustee towards payment of the Secured Liabilities; and

(b)	notify in writing the Borrower of the termination of this Assignment and the re-assignment absolutely to the Company of the Security Assets.

20.	GOVERNING LAW AND JURISDICTION

20.1	Governing Law

This Assignment is governed by English law.

20.2	Jurisdiction

(a)	For the benefit of the Security Trustee, the Company agrees that the High Courts of Justice in London, and all appellate courts therefrom have jurisdiction to settle any disputes which may arise out of or in connection with this Assignment and that any suit, action or proceedings (together “Proceedings”) in connection with this Assignment may be brought in the High Courts of Justice in London and all appellate courts therefrom and accordingly submits to the jurisdiction of the High Courts of Justice in London and all appellate courts therefrom.

(b)	The Company hereby irrevocably and unconditionally agrees that nothing in this Assignment shall affect the right to serve process in any manner permitted by law.

This Assignment has been entered into as a deed on the date stated at the beginning of this Assignment.

SCHEDULE 1

Part I

NOTICE OF ASSIGNMENT - SHARE PURCHASE AGREEMENT

TO:	National Power
FROM:	Barclays Bank plc.
DATED:	, 2000

Dear Sirs,

Share Purchase Agreement dated 16th November, 1999 between yourselves and Eggborough

Power (Holdings) Limited (the “Company”)

(the “Agreement”)

This letter constitutes notice to you that the Company has assigned to us all its rights and benefits under the Agreement. Notwithstanding the assignment, the Company remains liable to perform all its obligations under the Agreement, if any, and we shall have no liability in respect of those obligations.

Please pay all moneys payable by you to the Company under the Agreement to the account number: [            ], sort code: [            ], reference: [            ], attention: [            ], with [            ] or such other account number and/or bank as we may otherwise instruct you in writing.

Please acknowledge receipt of this Notice of Assignment by signing the duplicate of this Notice of Assignment and returning the same to us for the attention of [            ].

Yours faithfully

For and on behalf of
Barclays Bank plc

[on copy]

We acknowledge receipt of the Notice of Assignment from Barclays Bank plc on                     , 2000.

We confirm that we have not received any prior notice of assignment in relation to the same and agree to pay any monies payable by us to the Company under the Agreement to the above account and bank or as you shall otherwise instruct us in writing.

for and on behalf of
National Power

SCHEDULE 1

Part II

NOTICE OF ASSIGNMENT - TAX DEED OF COVENANT

TO:	National Power
FROM:	Barclays Bank plc
DATED:	, 2000

Dear Sirs,

Tax Deed of Covenant dated 3rd March, 2000 between yourselves and Eggborough Power

(Holdings) Limited (the “Company”)

(the “Deed”)

This letter constitutes notice to you that the Company has assigned to us all its rights and benefits under the Deed. Notwithstanding the assignment, the Company remains liable to perform all its obligations under the Deed, if any, and we shall have no liability in respect of those obligations.

Please pay all moneys payable by you to the Company under the Deed to the account number: [            ], sort code: [            ], reference: [            ], attention: [            ], with [            ] or such other account number and/or bank as we may otherwise instruct you in writing.

Please acknowledge receipt of this Notice of Assignment by signing the duplicate of this Notice of Assignment and returning the same to us for the attention of [            ].

Yours faithfully

For and on behalf of
Barclays Bank plc

[on copy]

We acknowledge receipt of the Notice of Assignment from Barclays Bank plc on [            ], 2000.

We confirm that we have not received any prior notice of assignment in relation to the same and agree to pay any monies payable by us to the Company under the Deed to the above account and bank or as you shall otherwise instruct us in writing.

for and on behalf of
National Power

SIGNATORIES

EXECUTED as a deed by	)	GORDON BOYD
	)	(as attorney for Eggborough Power (Holdings) Limited)
EGGBOROUGH POWER	)
(HOLDINGS) LIMITED	)
acting by GORDON BOYD	)
as its attorney	)

BARCLAYS BANK PLC

By:	ANDREW VINE